EXHIBIT 99.1

GLOBAL MED TECHNOLOGIES®, INC. REPORTS EARNINGS OF $0.02 PER SHARE
FOR THE SECOND QUARTER OF 2003

DENVER, Colorado – August 14, 2003 — Global Med Technologies®, Inc. (OTC BB: GLOB) (“Global Med” or the “Company”) announced for the three months ended June 30, 2003 earnings per share of $0.02 on a basic and diluted basis on net income of $413 thousand.

For the three months ended June 30, 2003 and 2002, Global Med recognized revenues of $2.291 million and $1.832 million, respectively. The revenues for this period in 2003 were 25.1% higher than the comparable prior period revenues. The Company also had net income of $413 thousand for the three months ended June 30, 2003 compared with net income of $19 thousand for the comparable period in 2002.

Global Med’s President and Chief Operating Officer, Mr. Thomas F. Marcinek, commenting on the quarterly results, stated, “For the three months ended June 30, 2003, the Company posted its best financial results since its inception. Global Med had earnings per share of $0.02 from net income of $413 thousand, which is the Company’s eighth consecutive quarter of positive cash flows from operations, and revenues of $2.291 million, an increase of $459 thousand or 25.1% from the comparable quarter in 2002.”

The following tables provide certain details related to the Company’s operations for the three and six months ended June 30, 2003 and 2002:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Quarterly Results
Three Months Ended
In (000s) except per share information
(Unaudited)

	June 30, 2003	June 30, 2002
Revenues	$ 2,291	$ 1.832

Operating Expenses	$ 1,005	$ 939

Income from Operations	$ 586	$ 200

Net income	$ 413	$ 19

Net income per share
basic and diluted	$ 0.02	$ 0.00

Shares outstanding
Basic	24,545	24,490

Diluted	25,326	30,949

Cash flows provided
by operations	$ 90	$ 278

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Results
Six Months Ended
In ($000s) except per share information
(Unaudited)

	June 30, 2003	June 30, 2002
Revenues	$ 3,818	$ 3,413

Operating Expenses	1,993	1,831

Income from Operations	423	239

Net income (loss)	$ 67	$ (127)

Net income (loss) per
share basic and diluted	$ 0.00	($ 0.01)

Shares outstanding
Basic	24,545	24,435

Diluted	26,552	24,435

Cash flows provided
by operations	$ 174	$ 324

Included in the Company’s results for the three and six months ended June 30, 2003, the Company recognized $500 thousand in revenues associated with a settlement agreement whereby a former marketing partner waived its right to software development services that had been paid for in prior years, and a $36 thousand reduction in sales and marketing expenses associated with the release of the Company from its obligation to pay commissions owed for prior sales. For the three and six months ended June 30, 2003, the Company recognized $150 thousand and $300 thousand, respectively, in revenues related to a termination contract with a significant PeopleMed.com, Inc. customer. During the three and six months ended June 30, 2003, the Company recognized $388 thousand in revenues associated with certain non-cash consideration (i.e., reductions in liabilities owed to the customer) associated with the sale of certain SafeTrace Tx® products.

Global Med Technologies, Inc. is an e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of management information systems to U.S. blood centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood or over 22% of the U.S. blood supply each year.

For information about Global Med’s products and services, please call (916) 404-8400, e-mail: info@wyndgate.com, visit our web sites at www.globalmedtech.com, or www.peoplemed.com or call Tom Marcinek, President and COO, at (916) 404-8413.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports. The results of operations for the three and six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for any other future period. This press release should be read in conjunction with the Company’s Form 10-K and Form 10-Q and other regularly filed reports.